UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: June 9, 2006
(Date of earliest event reported)

Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	IRS Employer Identification No.

1-11337	WPS RESOURCES CORPORATION (A Wisconsin Corporation) 700 North Adams Street P. O. Box 19001 Green Bay, WI 54307-9001 (920) 433-4901	39-1775292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 9, 2006, WPS Resources Corporation entered into an unsecured $500 million Five Year Credit Agreement with Wachovia Bank, National Association, as Administrative Agent for the lenders; Wachovia Bank, National Association and Citigroup Global Markets Inc., as Co-Lead Arrangers and Book Managers; Citibank, N.A., as Syndication Agent; and U.S. Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Documentation Agents. The new credit agreement expires on June 9, 2011. The lenders include 11 individual financial institutions. The new facility will be used to provide backup support for commercial paper borrowing and letters of credit to accommodate business growth. The new agreement is in addition to the existing $500 million Five Year Credit Agreement reported by WPS Resources on a Form 8-K filed with the Securities and Exchange Commission on June 8, 2005. WPS Resources’ $300 million bridge loan credit facility entered into with JP Morgan and Bank of America reported by WPS Resources on a Form 8-K filed with the Securities and Exchange Commission on November 16, 2005 (the “November 8-K”) was terminated as a result of entering into this Credit Agreement. An additional $557.5 million bridge loan facility entered into with JP Morgan and Bank of America and reported in the November 8-K remains in effect. The amount available under this bridge loan was reduced to $417 million as a result of the settlement of the forward equity sale agreement with JP Morgan on May 10, 2006.

The entire $500 million revolving credit line is available for letters of credit. The amounts of any letters of credit issued and outstanding under the agreement will be reserved and will not be available for other borrowings.

WPS Resources may increase the amount available for borrowing under the new credit agreement up to a total capacity of $750 million, subject to the agreement of the existing lenders or the addition of new lenders. In addition, WPS Resources may request two one-year extensions of the maturity date of the agreement, subject to the agreement of the existing lenders or the addition of new lenders.

WPS Resources has the option to borrow funds under the new credit agreement at a floating rate equal to either (a) the greater of (i) the Federal Funds Rate in effect plus 1/2 of 1% or (ii) the Prime Rate or (b) a periodic reserve-adjusted LIBOR rate, plus 10.5 basis points. In addition, WPS Resources will pay quarterly commitment fees of 4.5 basis points, letter of credit fees of 10.5 basis points and utilization fees of 5.0 basis points and an annual administrative fee to the administrative agent. The letter of credit fees only apply to outstanding letters of credit, and the utilization fees only apply when outstanding loans and letters of credit exceed 50% of the total commitment. The interest rate based on LIBOR and all of the fees (other than the administrative fee) are based on WPS Resources’ current credit ratings and will change if there is a change in the underlying credit ratings.

The new credit agreement contains customary conditions of borrowing, customary events of default and customary affirmative and negative covenants, including a covenant to maintain a ratio of total funded debt to capital of not greater than 0.65 to 1.00.

The obligation of the lenders to extend credit under the new credit agreement automatically terminates, and the indebtedness under the new credit agreement automatically becomes due and payable, should WPS Resources file for bankruptcy. Further, the lenders may terminate their obligation to extend credit under the new credit agreement, and may accelerate payment of WPS Resources' indebtedness under the new credit agreement, upon the occurrence of any other event of default, which includes the failure of WPS Resources to comply with the covenants contained in the new credit agreement.

WPS Resources may from time to time enter into arms length transactions and maintain customary banking and investment banking relationships with one or more of the lenders who are a party to the new credit agreement.

The new credit agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Current Report on Form 8-K by reference. The brief summary of the material provisions of the new credit agreement set forth above is qualified in its entirety by reference to the full text of the credit agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

The following exhibit is being filed herewith:

99.1
Credit Agreement with Wachovia Bank, National Association, as Administrative Agent for the lenders; Wachovia Bank, National Association and Citigroup Global Markets Inc., as Co-Lead Arrangers and Book Managers; Citibank, N.A., as Syndication Agent; and U.S. Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Documentation Agents, dated as of June 9, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPS RESOURCES CORPORATION By: /s/ Joseph P. O'Leary Joseph P. O'Leary Senior Vice President and Chief Financial Officer

Date: June 15, 2006

WPS RESOURCES CORPORATION

Exhibit Index to Form 8-K
Dated June 9, 2006

Exhibit Number

99.1
Credit Agreement with Wachovia Bank, National Association, as Administrative Agent for the lenders; Wachovia Bank, National Association and Citigroup Global Markets Inc., as Co-Lead Arrangers and Book Managers; Citibank, N.A., as Syndication Agent; and U.S. Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Documentation Agents, dated as of June 9, 2006.